Exhibit 16.1

July 18, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read Sino Mercury Acquisition Corp’s statements included in this Registration Statement Form S-1 dated July 18, 2014 and are in agreement with the statements contained therein concerning our firm in response to Item 304(a) of Regulation S-K.

Very truly yours,

/s/ Rothstein Kass

Rothstein Kass